EXHIBIT 10.26

SUMMARY OF 2005 EXECUTIVE INCENTIVE PLAN

On August 4, 2005, the Compensation Committee of the Board of Directors of Sonus Networks, Inc. (the “Company”) approved a bonus program for fiscal year 2005 for executive officers and employees, including certain executive officers of the Company reporting under Section 16(a) of the Securities Exchange Act of 1934. Under the program, any bonus to the Chief Executive Officer is awarded at the discretion of the Compensation Committee and any bonuses to other executive officers and employees are awarded at the discretion of the Chief Executive Officer and Compensation Committee. The bonus awards are based on the Company’s achieving certain bookings, revenue, operating profit, cash flow and operations targets for fiscal year 2005 as well as individual performance objectives. The target bonus amounts for each eligible executive officer is set forth below:

Name	Title	Target Incentive
Hassan Ahmed	Chief Executive Officer	$318,750
Steve Edwards	Chief Marketing Officer	147,000
Rubin Gruber	Founder and Chairman, Emeritus	107,500
Albert Notini	President and Chief Operating Officer	276,250
Ellen Richstone	Chief Financial Officer	156,000